EXHIBIT 10.1

QUMU corporation

Performance Stock Unit award agreement

ELT Participant:	Grant:	Performance Stock Units

	Grant Date:	March 30, 2022

THIS PERFORMANCE STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made as of the Grant Date set forth above, by and between Qumu Corporation, a Minnesota corporation (the “Company”), and the ELT Participant named above (“Participant”) setting forth the terms and conditions of an award of Performance Stock Units granted to Participant pursuant to the Qumu Corporation Second Amended and Restated 2007 Stock Incentive Plan, as amended and as may be further amended from time to time (the “Plan”).

1. Grant. Effective on the Grant Date, Participant has been granted the number of Performance Stock Units indicated above, which entitles Participant to receive up to the same number of shares of common stock of the Company (the “Shares”) in accordance with the provisions of this Agreement and the provisions of the Plan. Capitalized terms used herein and not defined shall have the meaning given such terms in the Plan.

2. Performance Vesting; Forfeiture.

a.	As used in this Agreement, the following terms shall have the respective meanings:

i.	“Determination Date” means the date of determination and certification by the Committee of achievement of the Percentage Achievement of the Performance Goals for Performance Period 1 or Performance Period 2.

ii.	“Percentage Achievement” means the respective percentage achievement (which shall not be more than 100%) of the Performance Goals for Performance Period 1 and Performance Period 2, as determined by the Committee.

iii.	“Performance Goals” mean those performance goals set forth on Exhibit A.

iv.	“Performance Period 1” shall mean the period from January 1, 2022 to and including December 31, 2022.

v.	“Performance Period 2” shall mean the period from January 1, 2023 to and including December 31, 2023.

b.	For Performance Period 1, one-half (1/2) of the Performance Stock Units will vest on the Determination Date as to such number of Performance Stock Units multiplied by the Percentage Achievement, rounded down to the nearest whole Share.

c.	For Performance Period 2, one-half (1/2) of the Performance Stock Units will vest on the Determination Date as to such number of Performance Stock Units multiplied by the Percentage Achievement, rounded down to the nearest whole Share.

d.	If Participant’s employment with the Company and/or a subsidiary of the Company terminates for any reason, including, but not limited to death, Disability or Retirement, all Performance Stock Units at that time not vested shall be forfeited to the Company without payment of any consideration therefor as of the date of such termination unless the Committee determines that all or any part of the Performance Stock Units shall vest as of the date of such termination.

e.	Notwithstanding any other provision of this Agreement, if there is a Change in Control prior to the Determination Date for a Performance Period and Participant’s employment continues to the date of the Change in Control, then such Performance Period will be truncated and will end as of the end of the Company’s most recently completed fiscal quarter prior to the date of the Change in Control. Participant will be entitled to have vest and be issued Shares in settlement of the Performance Stock Unit as of the date of, but immediately prior to, the Change in Control, the number of Performance Stock Units that the Committee determined have been earned based on actual performance against the Performance Goals in the truncated Performance Period. In no event will more than 100% of the Performance Stock Units for a Performance Period vest.

3. Issuance of Shares. The Company shall on the Determination Date or, in the event of a Change in Control, immediately prior to the Change in Control, issue and deliver to Participant one Share in settlement of each vested Performance Stock Unit.

4. No Rights As Shareholder in Performance Stock Units. Until Shares are issued in settlement of the Performance Stock Units as provided herein, Participant will not be deemed for any purpose to be, or have rights as, a Company shareholder, including the right to vote or to receive dividends with respect to Shares issuable with respect to the Performance Stock Units, except as provided below.

5. Dividend Equivalents. During the period from the Grant Date to the Determination Date, the Company shall accumulate a cash amount equal to dividends in cash or property paid from time to time on issued and outstanding Shares in an amount that is equivalent to the dividends which Participant would have received had Participant been the owner of the number of Shares equal to the number of Performance Stock Units granted hereunder. The cash shall accumulate as a book entry on the books of the Company and shall accrue interest until the Maturity Date computed using the one-year Treasury Bill rate as of January 1 of the calendar year for which interest is credited. A cash amount plus interest (collectively, “Dividends”) shall be paid to Participant on the Maturity Date in respect of the number of Performance Stock Units vested on the Maturity Date. The payment of Dividends and interest hereunder shall be treated as additional compensation to Participant.

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6. No Transferability. Neither the Performance Stock Units nor any interest or right therein or part thereof shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

7. Administration and Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code or be exempt from Section 409A of the Code and shall be construed and interpreted in accordance with such intent. Any provision of this Agreement that would fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. This Agreement may be terminated by mutual agreement between Participant and the Company prior to the date all amounts have been distributed to Participant only if the termination complies with Section 409A of the Code.

8. Successors and Heirs. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. In the event of Participant’s death, any Shares to which Participant may become entitled pursuant to this Agreement or the Plan will be delivered to his or her heirs or personal representative in accordance with the terms of the Plan.

9. Governing Law. This Agreement and any matter relating to the Performance Stock Units will be construed, administered and governed in all respects under and by the applicable laws of the State of Minnesota, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement, the Plan, the award of Performance Stock Units, the issuance of the Shares to the substantive law of another jurisdiction.

10. Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require Participant to remit to the Company, as a condition precedent for the delivery by the Company of the Shares in settlement of the Performance Stock Units, an amount sufficient to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the grant, vesting or settlement of the Performance Stock Units. Such tax withholding amount may be satisfied by Participant if a U.S. employee in cash or in Shares, either by delivery of Shares already owned by Participant or by authorizing the Company to retain the number of Shares from the Shares issuable to Participant as the Company determines to be sufficient to satisfy such tax withholding obligation. Notwithstanding the foregoing, in no event shall payment of withholding taxes be made by retention of Shares by the Company unless the Company retains only Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld. The Company may also deduct from any award under the Plan payment of any other amounts due by Participant to the Company.

11. Plan Controls. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan. In accordance with the Plan, all decisions of the Committee shall be final and binding upon Participant and the Company.

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IN WITNESS WHEREOF, the Company and Participant have each executed and delivered this Agreement as of the Grant Date.

QUMU CORPORATION

By:
Its:

PARTICIPANT:

[NAME OF ELT PARTICIPANT]

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EXHIBIT A

Performance Goals – Performance Period 1

The Company’s performance for Performance Period 1 shall equal or exceed the following respective thresholds:

Performance Goal 1: _____ net new logos or $________ new logo bookings.

Performance Goal 2: ___% partner revenue as a percentage of total revenue.

Each of Performance Goal 1 and Performance Goal 2 will be weighted equally such that Percentage Achievement will be 50% if either Performance Goal 1 or Performance Goal 2 is achieved and 100% if both Performance Goal 1 and Performance Goal 2 are achieved.

In each case, determination of the Percentage Achievement for the Performance Periods and achievement of each Performance Goal for any Performance Period will be made by the Committee and shall be subject to such adjustments as the Committee shall determine in its sole discretion.

Performance Goals – Performance Period 2

To be determined by the Committee.

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